EXHIBIT 99.1
For more information:
Andre Fernandez, President and CFO
(414) 224-2884
Angela Lois, Director of Investor Relations
(414) 224-2633

Journal Communications Names Dean H. Blythe to its Board of Directors

MILWAUKEE, WI – February X, 2013 –Journal Communications, Inc. (NYSE:JRN), today announced that it has elected Dean H. Blythe to its Board of Directors. The addition of Mr. Blythe will bring Journal’s Board to nine members.

Mr. Blythe has been managing director of TDF Ventures LLC, an advisory and investment firm, since 2009.  Prior to TDF, he was President and Chief Executive Officer of Harte-Hanks (NYSE: HHS), a worldwide direct and targeted marketing company that provides direct marketing services and shopper advertising opportunities to businesses globally. Before Harte-Hanks, he was Senior Vice President – Corporate Development and General Counsel of Hearst-Argyle Television, Inc. (NYSE: HTV) and its predecessor, Argyle Television. Blythe was the first employee of Argyle Television and grew the company from a private start up to a publicly held enterprise. Blythe serves on the Board of Directors of Total Outdoor Corp., where he is also currently serving as Co-President & CFO.  He received his bachelor’s degree from Miami University, Oxford, Ohio and a J.D. from Duke University School of Law, Durham, North Carolina.

“Dean Blythe’s executive leadership experience in broadcast, targeted marketing and corporate development makes him an ideal choice for Journal’s Board,” said Steven J. Smith Chairman & Chief Executive Officer of Journal Communications. “He will be a great asset to the Board as we continue to grow our local market media business.”

 Mr. Blythe said, “I am looking forward to being a part of a committed and successful local media company like Journal Communications."

About Journal Communications
Journal Communications, Inc., headquartered in Milwaukee, Wisconsin, was founded in 1882. We are a diversified media company with operations in television and radio broadcasting, publishing and interactive media. We own and operate 15 television stations and 34 radio stations in 12 states. We publish the Milwaukee Journal Sentinel, which serves as the only major daily newspaper for the Milwaukee metropolitan area, and several community newspapers and shoppers in Wisconsin. Our interactive media assets build on our strong publishing and broadcasting brands.

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